Exhibit 99.1

                                VSB Bancorp, Inc.
                         Announces a 5 for 4 Stock Split


Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100


Staten Island, New York April 25, 2006. VSB Bancorp, Inc. (OTCBB: VSBN) announced today a 5 for 4 stock split in the form of a 25% stock dividend, to be paid on May 18, 2006 to stockholders of record at the close of business on May 3, 2006. Stockholders will receive one additional share of VSB Bancorp, Inc. stock for every four shares held, and cash in lieu of fractional shares based on the average of the high and low trading price on the record date, as adjusted for the split.

Merton Corn, President and CEO of VSB Bancorp, Inc., stated, "We are happy to announce this 5 for 4 stock split as another demonstration of our commitment to enhancing stockholder value." Mr. Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman, stated, "Our stock price has increased 46% since May 30, 2003. Going back to our original offering price, VSB Bancorp, Inc. stock price has increased by 288% in less than nine years."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $14.9 million since the Bank was formed. The Bank operates four full service locations in Staten Island, the main office in the Oakwood Heights Shopping Center, the second on Forest Avenue, the third on Hyatt Street and the fourth branch on Hylan Boulevard. We will be opening our fifth branch at 1065 Bay Street this month, in the Rosebank section of Staten Island, and we have received regulatory approval for our sixth branch location in the Great Kills section of Staten Island.

FORWARD LOOKING STATEMENTS

         This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as "will result in," "management expects that," "will continue," "is anticipated," "estimate," "projected," or similar expressions, and other terms used to describe future events, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA's safe harbor provisions.